Exhibit 10.3
KBR
SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

(i)

KBR SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN
W I T N E S S E T H:
     WHEREAS, the Board of Directors of Halliburton Company (“Halliburton”) has previously adopted the Halliburton Company Supplemental Executive Retirement Plan, as most recently amended and restated effective December 7, 2005, for the benefit of its employees and the employees of its subsidiaries to aid such employees in making more adequate provision for their retirement; and
     WHEREAS, Halliburton determined that it would be appropriate and desirable for Halliburton to separate the business and assets of KBR, Inc. (the “Company”) and its subsidiaries, from the business and assets of Halliburton and its other subsidiaries through an initial public offering of the common stock of the Company; and
     WHEREAS, Halliburton plans to take action which will result in the Company and its subsidiaries ceasing to be a member of the Halliburton controlled group; and
     WHEREAS, the Company desires to provide benefits for certain of its new employees including certain current employees who had previously participated in the HAL Plan, as hereafter defined; and
     WHEREAS, pursuant to the terms of the HAL Plan, each Employer thereunder was liable for the benefits related to its employees, and the Company and the Employers hereunder desire to continue to provide to such employees an opportunity to make deferrals of certain amounts, consistent with the provisions of Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”); and
     WHEREAS, the provisions of the HAL Plan, as amended through the Effective Date, will remain in effect for all deferrals prior to the Effective Date; and
     WHEREAS, the Company desires to preserve the material terms of the HAL Plan as in effect on December 31, 2004 (the “Grandfathered Plan”) in order that Grandfathered Plan qualify as a grandfathered plan for purposes of Section 409A of the Code; and
     WHEREAS, certain provisions applicable solely to the Grandfathered Plan are preserved in Appendix A, for purposes of determining the terms applicable to amounts deferred under the Grandfathered Plan, which provisions shall be substituted for the corresponding provisions contained herein.
     NOW THEREFORE, the HAL Plan, including the Grandfathered Plan, is hereby continued for Senior Executives with the terms set forth below, and is hereby renamed the KBR Supplemental Executive Retirement Plan to read as follows, effective as of the Effective Date:

(ii)

ARTICLE I
Purpose of the Plan
The purpose of the KBR Supplemental Executive Retirement Plan is to provide supplemental retirement benefits to Participants in order to promote growth of the Company and provide additional means of attracting and holding qualified competent executives.
ARTICLE II
Definitions
Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
     (A)Account: An individual account for each Participant on the books of such Participant’s Employer to which is credited amounts allocated for the benefit of such Participant pursuant to the provisions of Article IV, Paragraph (D) and interest credited pursuant to the provisions of Article IV, Paragraph (G).
     (B) Allocation Year: The calendar year for which an allocation is made to a Participant’s Account pursuant to Article IV.
     (C) Board: The Board of Directors of the Company.
     (D) Code: The Internal Revenue Code of 1986, as amended.
     (E) Committee: The administrative committee appointed by the Compensation Committee to administer the Plan.
     (F) Compensation Committee: The Compensation Committee of the Board.
     (G) Company: KBR, Inc., or, only for amounts deferred under the HAL Plan and similar purposes, Halliburton Company.
     (H) Deconsolidation Date: The date upon which an event reduces the amount of the Company stock owned directly or indirectly by Halliburton Company to be less than the amount required for Halliburton Company to control the Company within the meaning of Section 1504(a)(2) of the Code.
     (I) Effective Date: The Deconsolidation Date.
     (J) Employee: Any employee of an Employer. The term does not include independent contractors or persons who are retained by an Employer as consultants only.
     (K) Employer: The Company, each of the entities identified on Schedule A and each eligible organization designated as an Employer in accordance with the provisions of Article III of the Plan.

     (L) ERISA: The Employee Retirement Income Security Act of 1974, as amended.
     (M) Grandfathered Plan: The Halliburton Company Supplemental Executive Retirement Plan as in effect on December 31, 2004, the material terms of which have not been materially modified (within the meaning of Section 409A) after October 3, 2004, and are preserved and continued in the Plan as reflected in Appendix A.
     (N) Grandfathered Plan Account: A memorandum bookkeeping account established on the records of the Employer for a Participant that is credited with specified deferrals of amounts earned and vested prior to January 1, 2005, and the amounts earned on such amounts determined in accordance with Article XIII of the Grandfathered Plan. A Participant has a 100% non-forfeitable interest in his or her Grandfathered Plan Account at all times.
     (O) HAL Plan: The Halliburton Company Supplemental Executive Retirement Plan, as amended and restated effective December 7, 2005 and as subsequently amended with respect to any period up to the Effective Date.
     (P) Participant: A Senior Executive who is selected as a Participant for an Allocation Year. The Compensation Committee shall be the sole judge of who shall be eligible to be a Participant for any Allocation Year. The selection of a Senior Executive to be a Participant for a particular Allocation Year shall not constitute him or her a Participant for another Allocation Year unless he or she is selected to be a Participant for such other Allocation Year by the Compensation Committee.
     (Q) Plan: The KBR Supplemental Executive Retirement Plan, as amended from time to time, constituting a continuation of the HAL Plan.
     (R) Section 409A: Section 409A of the Code and applicable Treasury authorities.
     (S) Senior Executive: An Employee who is a senior executive, including an officer, of an Employer (whether or not he or she is also a director thereto), who is employed by an Employer on a full-time basis, who is compensated for such employment by a regular salary and who, in the opinion of the Compensation Committee, is one of the key personnel of an Employer in a position to contribute materially to its continued growth and development and to its future financial success.
     (T) Subsidiary: At any given time, a company (whether a corporation, partnership, limited liability company or other form of entity) in which the Company or any other of the Subsidiaries or both owns, directly or indirectly, an aggregate equity interest of 80% or more.
     (U) Termination of Service: “Separation from service” or “Termination of Employment”, as defined in proposed Treasury Regulation §1.409A-1(h), with an Employer for any reason other than a transfer between Employers.

     (V) Trust: Any trust created pursuant to the provisions of Article VII.
     (W) Trust Agreement: The agreement establishing the Trust.
     (X) Trustee: The trustee of the Trust.
     (Y) Trust Fund: Assets under the Trust as may exist from time to time.
ARTICLE III
Administration of the Plan
     (A) The Compensation Committee shall appoint a Committee to administer, construe and interpret the Plan. Such Committee, or such successor Committee as may be duly appointed by the Compensation Committee, shall serve at the pleasure of the Compensation Committee. Decisions of the Committee, with respect to any matter involving the Plan, shall be final and binding on the Company, its shareholders, each Employer and all officers and other executives of the Employers. For purposes of ERISA, the Committee shall be the Plan “administrator” and shall be the “named fiduciary” with respect to the general administration of the Plan.
     (B) The Committee shall maintain complete and adequate records pertaining to the Plan, including but not limited to Participants’ Accounts, amounts transferred to the Trust, reports from the Trustee and all other records which shall be necessary or desirable in the proper administration of the Plan. The Committee shall furnish the Trustee such information as is required to be furnished by the Committee or the Company pursuant to the Trust Agreement.
     (C) The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
     (D) The Committee may designate any Subsidiary as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Committee required by the terms of or with respect to the Plan. Except as modified by the Committee in its written instrument, the provisions of this Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer which employs the particular Participant, if not paid from the Trust Fund.
     (E) No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or herself under the Plan or to vote in any case in which his or her individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Compensation Committee shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he or she is disqualified.
ARTICLE IV
Allocations Under the Plan;
Participation in Plan; Selection for Awards
     (A) Each Allocation Year the Compensation Committee shall, in its sole discretion, determine what amounts shall be available for allocation to the Accounts of the Participants pursuant to Paragraph (D) below.
     (B) No award shall be made to any person while he or she is a voting member of the Compensation Committee.
     (C) The Compensation Committee from time to time may adopt, amend or revoke such regulations and rules as it may deem advisable for its own purposes to guide in determining which of the Senior Executives it shall deem to be Participants for a particular Allocation Year and the method and manner of payment thereof to the Participants.
     (D) The Compensation Committee, during the Allocation Year involved or during the next succeeding Allocation Year, shall determine which Senior Executives it shall designate as Participants for such Allocation Year and the amounts allocated to each Participant for such Allocation Year. In making its determination, the Compensation Committee shall consider such factors as the Compensation Committee may in its sole discretion deem material. The Compensation Committee, in its sole discretion, may notify a Senior Executive at any time during a particular Allocation Year or in the Allocation Year following the Allocation Year for which the award is made that he or she has been selected as a Participant for all or part of such Allocation Year, and may determine and notify him or her of the amount which shall be allocated to such Participant for such Allocation Year. The decision of the Compensation Committee in selecting a Senior Executive to be a Participant or in making any allocation to him or her shall be final and conclusive, and nothing herein shall be deemed to give any Senior Executive or his or her legal representatives or assigns any right to be a Participant for such Allocation Year or to be allocated any amount except to the extent of the amount, if any, allocated to a Participant for a particular Allocation Year, but at all times subject to the provisions of the Plan.

     (E) A Senior Executive whose service is terminated during the Allocation Year may be selected as a Participant for such part of the Allocation Year prior to his or her Termination of Service and be granted such award with respect to his or her services during such part of the Allocation Year as the Compensation Committee, in its sole discretion and under any rules it may promulgate, may determine.
     (F) Allocations to Participants under the Plan shall be made by crediting their respective Accounts on the books of their Employers as of the last day of the Allocation Year. Accounts of Participants shall also be credited with interest as of the last day of each Allocation Year, at the rate set forth in Paragraph (G) below, on the average monthly credit balance of the Account being calculated by using the balance of each Account on the first day of each month. Prior to Termination of Service, the annual interest shall accumulate as a part of the Account balance. After Termination of Service, the annual interest for such Allocation Year may be paid as more particularly set forth hereinafter in Article VII, Paragraph (C).
     (G) Interest shall be credited on amounts allocated to Participants’ Accounts at the rate of 5% per annum for periods prior to Termination of Service and at the rate of 10% per annum for periods subsequent to Termination of Service.
ARTICLE V
Non-Assignability of Awards
No Participant shall have any right to commute, encumber, pledge, transfer or otherwise dispose of or alienate any present or future right or expectancy which he or she may have at any time to receive payments of any allocations made to such Participant, all such allocations being expressly hereby made non-assignable and non-transferable; provided, however, that nothing in this Article shall prevent transfer (A) by will, (B) by the applicable laws of descent and distribution or (C) pursuant to an order that satisfies the requirements for a “qualified domestic relations order” as such term is defined in Section 206(d)(3)(B) of the ERISA and Section 414(p)(1)(A) of the Code, including an order that requires distributions to an alternate payee prior to a Participant’s “earliest retirement age” as such term is defined in Section 206(d)(3)(E)(ii) of the ERISA and Section 414(p)(4)(B) of the Code. Attempts to transfer or assign by a Participant (other than in accordance with the preceding sentence) shall, in the sole discretion of the Compensation Committee after consideration of such facts as it deems pertinent, be grounds for terminating any rights of such Participant to any awards allocated to but not previously paid over to such Participant.
ARTICLE VI
Vesting
All amounts, including interest, credited to a Participant’s Account prior to the 2005 Allocation Year shall be fully vested and not subject to forfeiture for any reason, except as provided in Article V, regardless of the number of years of participation in the Plan by such Participant. All amounts, including interest, credited to a Participant’s Account, which are attributable to the 2005 Allocation Year and any subsequent Allocation Years in which such Participant may receive an award, shall be fully vested and not subject to forfeiture for any reason, except as provided in Article V, when such Participant has five consecutive years of participation in the Plan as measured from the date such Participant first became a Participant in the Plan.
ARTICLE VII
Distribution of Awards
     (A) Upon Termination of Service of a Participant the Committee (i) shall certify to the Trustee or the treasurer of the Employer, as applicable, the amount credited to the Participant’s Account on the books of each Employer for which the Participant was employed at a time when he or she earned an award hereunder, and (ii) shall determine whether the payment of the amount credited to the Participant’s Account under the Plan is to be paid directly by the applicable Employer, from the Trust Fund, if any, or by a combination of such sources (except to the extent the provisions of the Trust Agreement if any, specify payment from the Trust Fund).
     (B) Any amounts payable under Paragraph (A) above shall be paid in a single lump sum payment upon Termination of Service. Notwithstanding the foregoing, in the case of a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any payments payable as a result of the Employee’s termination of employment (other than death or Disability) shall not be payable before the earlier of (i) the date that is six months after the Employee’s termination of employment, (ii) the date of the Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. For purposes of the Plan, a Participant shall be a “specified employee” for the twelve-month period beginning on April 1 of a Plan Year if the Participant is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5) of the Code) as of December 31 of the preceding Plan Year. The Trustee or the treasurer of the Employer, as applicable, shall make payments of awards in the manner designated, subject to all of the other terms and conditions of this Plan and the Trust Agreement if any. This Plan shall be deemed to authorize the payment of all or any portion of a Participant’s award from the Trust Fund to the extent such payment is required by the provisions of the Trust Agreement, if any.
     (C) Interest on any payment to be paid to a specified employee under Paragraph (B) above that is delayed because of Section 409(A) shall be paid with the final payment. In such case, the interest is accrued on an annual basis, and the “specified employee” will be entitled to the prorated portion of such annual interest, as calculated up until the actual date of payout pursuant to this Paragraph.
     (D) If a Participant shall die while in the service of an Employer, or after Termination of Service and prior to the time when all amounts payable to him or her under the Plan have been paid to such Participant, any remaining amounts payable to the Participant hereunder shall be payable to the estate of the Participant. The Committee shall cause the Trustee or the treasurer of the Employer, as applicable, to pay to the estate of the Participant all of the benefits then standing to his or her credit in a lump sum.
     (E) If the Plan is terminated pursuant to the provisions of Article VIII, the Compensation Committee may, at its election and in its sole discretion, cause the Trustee or the treasurer of the Employer, as applicable, to pay to all Participants all of the awards then standing to their credit in the form of lump sum payments, provided such distribution is in compliance with the requirements of Section 409A.
ARTICLE VIII
Nature of Plan
This Plan constitutes a mere promise by the Employers to make benefit payments in the future and Participants have the status of general unsecured creditors of the Employers. Further, the adoption of this Plan and any setting aside of amounts by the Employers with which to discharge their obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Employers, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employers, present and future. This provision shall not require the Employers to set aside any funds, but the Employers may set aside such funds if they choose to do so.
ARTICLE IX
Funding of Obligation
Article VIII above to the contrary notwithstanding, the Employers may fund all or part of their obligations hereunder by transferring assets to a domestic trust if the provisions of the trust agreement creating the Trust require the use of the Trust’s assets to satisfy claims of an Employer’s general unsecured creditors in the event of such Employer’s insolvency and provide that no Participant shall at any time have a prior claim to such assets. Any transfers of assets to a trust may be made by each Employer individually or by the Company on behalf of all Employers. The assets of the Trust shall not be deemed to be assets of this Plan.
ARTICLE X
Amendment or Termination of Plan
The Compensation Committee shall have the power and right from time to time to modify, amend, supplement, suspend or terminate the Plan as it applies to each Employer, provided that no such change in the Plan may deprive a Participant of the amounts allocated to his or her Account or be retroactive in effect to the prejudice of any Participant and the interest rate applicable to amounts credited to Participants’ Accounts for periods subsequent to Termination of Service shall not be reduced below 6% per annum. Any such modification, amendment, supplement suspension or termination shall be in writing and signed by a member of the Compensation Committee.

ARTICLE XI
General Provisions
     (A) No Participant shall have any preference over the general creditors of an Employer in the event of such Employer’s insolvency.
     (B) Nothing contained herein shall be construed to give any person the right to be retained in the employ of an Employer or to interfere with the right of an Employer to terminate the employment of any person at any time.
     (C) If the Committee receives evidence satisfactory to it that any person entitled to receive a payment hereunder is, at the time the benefit is payable, physically, mentally or legally incompetent to receive such payment and to give a valid receipt therefor, and that an individual or institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person has been duly appointed, the Committee may direct that such payment thereof be paid to such individual or institution maintaining or having custody of such person, and the receipt of such individual or institution shall be valid and a complete discharge for the payment of such benefit.
     (D) Payments to be made hereunder may, at the written request of the Participant, be made to a bank account designated by such Participant, provided that deposits to the credit of such Participant in any bank or trust company shall be deemed payment into his or her hands.
     (E) Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.
     (F) THIS PLAN SHALL BE CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.
     (G) It is intended that the provisions of this Plan satisfy the requirements of Section 409A and that the Plan be operated in a manner consistent with such requirements to the extent applicable. Therefore, the Committee may make adjustments to the Plan and may construe the provisions of the Plan in accordance with the requirements of Section 409A.

ARTICLE XII
Effective Date
This Plan shall be effective from the Effective Date and shall continue in force during subsequent years unless amended or revoked by action of the Compensation Committee.

KBR, INC.
By	/s/ William P. Utt
William P. Utt
President and Chief Executive Officer

SCHEDULE A
KBR Technical Services, Inc.

APPENDIX A
Articles XIII, XIV and XV of the Plan are referred to as the “Grandfathered Plan”. The Grandfathered Plan contains the provisions governing the deferrals of accounts earned and vested by Senior Executives on or before December 31, 2004. This Appendix A preserves the material terms of the Grandfathered Plan as in effect on December 31, 2004, and is intended to satisfy the requirements of Section 409A as to grandfathered amounts. The provisions of this Appendix A shall apply to, and be effective only with respect to, the deferral of earned and vested amounts under the Grandfathered Plan before January 1, 2005, and the amounts earned on such deferrals credited at any time. The Plan provides for separate accounting of such amounts deferred, earned, and vested before January 1, 2005, and the Credited Investment Return thereon.
No amendment to the Plan shall be deemed to amend this Appendix A and the relevant provisions of the Plan in effect prior to such amendment unless otherwise specifically set forth therein. Pursuant to Section 1.409A-6(a)(4) of the Proposed Treasury Regulations, a modification is material “if a benefit or right existing as of October 3, 2004 is materially enhanced or a new material benefit or right is added....”.
The provisions of the Plan applicable to the Grandfathered Plan Accounts shall be administered in a manner consistent with the Grandfathered Plan and Appendix A. Wherever the Plan has added, changed, or otherwise altered any terms of the Grandfathered Plan that were in effect on December 31, 2004, in a manner that would constitute a material modification, as described above, such changes will be disregarded in the administration of the Grandfathered Plan Accounts herein.
ARTICLE XIII
Allocations Under the Plan
Interest shall be credited on amounts allocated to Participants’ Accounts at the rate of 5% per annum for periods prior to Termination of Service and at the rate of 10% per annum for periods subsequent to Termination of Service.
ARTICLE XIV
Vesting
All amounts credited to a Participant’s Account shall be fully vested and not subject to forfeiture for any reason except as provided in Article V.
ARTICLE XV
Distribution of Awards
     (A) Upon Termination of Service of a Participant the Committee (i) shall certify to the Trustee or the treasurer of the Employer, as applicable, the amount credited to the Participant’s Account on the books of each Employer for which the Participant was employed at a time when he or she earned an award hereunder, (ii) shall determine whether the payment of the amount credited to the Participant’s Account under the Plan is to be paid directly by the applicable Employer, from the Trust Fund, if any, or by a combination of such sources (except to the extent the provisions of the Trust Agreement if any, specify payment from the Trust Fund) and (iii) shall determine and certify to the Trustee or the treasurer of the Employer, as applicable, the method of payment of the amount credited to a Participant’s Account, selected by the Committee from among the following alternatives:
     (1) single lump sum payment upon Termination of Service;
     (2) payment of one-half of the Participant’s balance upon Termination of Service, with payment of the additional one-half to be made on or before the last day of a period of one year following Termination of Service;
     (3) monthly installments over a period not to exceed ten years with such payments to commence upon Termination of Service.
The above notwithstanding, if the total amount credited to the Participant’s Account upon Termination of Service is less than $50,000, such amount shall always be paid in a single lump sum payment upon Termination of Service.
     (B) Interest on the second half of a payment under Paragraph (A)(2) above shall be paid with the final payment, while interest on payments under Paragraph (A)(3) above may be paid at each year end or may be paid as a part of a level monthly payment computed by the Committee through the use of such methodologies as the Committee shall select from time to time for such purpose.
     (C) If a Participant shall die while in the service of an Employer, or after Termination of Service and prior to the time when all amounts payable to him or her under the Plan have been paid to such Participant, any remaining amounts payable to the Participant hereunder shall be payable to the estate of the Participant. The Committee shall cause the Trustee or the treasurer of the Employer, as applicable, to pay to the estate of the Participant all of the awards then standing to his or her credit in a lump sum or in such other form of payment consistent with the alternative methods of payment set forth above as the Committee shall determine after considering such facts and circumstances relating to the Participant and his or her estate as it deems pertinent.
     (D) If the Plan is terminated pursuant to the provisions of Article VIII, the Compensation Committee may, at its election and in its sole discretion, cause the Trustee or the treasurer of the Employer, as applicable, to pay to all Participants all of the awards then standing to their credit in the form of lump sum payments.